Exhibit 99

[ENTRUST LOGO]

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Third Quarter Financial Results and Targets Breakeven for Year-end 2003

DALLAS – October 29, 2003 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended September 30, 2003.

Entrust recorded a third quarter, 2003 net loss of $9.0 million, or $0.14 per share, compared to a Q2, 2003 net loss of $21.9 million, or $0.35 per share, and a Q3, 2002 net loss of $5.2 million, or $0.08 per share. The loss per share for the third quarter includes cash and non-cash restructuring charges of approximately $2.2 million, or $0.04 per share. Revenues were $20.0 million in the third quarter, compared to $22.4 million in Q2, 2003 and $24.0 million in Q3, 2002. The company also reported cash and marketable investments of $110.4 million, with no debt.

“While we met the earnings and cash management guidance, we are disappointed in the revenue attainment. We made progress on winning new accounts and solutions, but we were unable to convert any deals over a million dollars in the quarter,” said Bill Conner, Entrust chairman, president and chief executive officer. “We are still targeting breakeven for year-end based on current customer interest and opportunities that we are working this quarter.”

Business Metrics:

•	Entrust announced a significant Federal contract award from Northrop Grumman Information Technology (NGIT) for its Public Key Infrastructure (PKI)-based secure solutions for deployment at the Federal Bureau of Investigation (FBI). The solution will initially be used by the FBI to strongly authenticate employees at FBI Headquarters utilizing Entrust Digital IDs and be extended to support the FBI’s 50,000 users in the United States and abroad.

•	The largest transaction in the quarter involved a new government customer in the UK. The UK Customs and Excise department is the first customer to purchase Entrust’s Secure Identity Management solution. Another top five deal was a new customer in the financial services market; Acxiom Corp. purchased Entrust’s security management software to secure its business-to-business transactions. Two of Entrust’s other top five deals were for new secure messaging capability. One deal was with a US Federal government agency and one was with a financial services organization. The final top five deal was in the retail space. This customer extended their rollout of Entrust’s Secure Web Portal solution for their supply chain to allow vendors to have secure access to store inventory levels.

•	The top five transactions accounted for 13% of Q3, 2003 revenues compared to 23% in Q2, 2003. The average purchase size this quarter was $79,000, a decrease of 31% from Q2, 2003 driven primarily by the fact that the Company had no deals over $1 million in the quarter and the total number of transactions decreased to 61.

•	New customer average deal size was the highest it has been in over two years. The number of new customers was in line with past quarters and featured two of the top deals in the quarter buying new solutions.

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•	Secure Web Portal and Secure Identity Management increased to 42% of the third quarter software revenue. Entrust GetAccess 7.0 coupled with Entrust Secure Identity Management was a key driver of revenue in the quarter. Entrust’s Web Services showed customer momentum and traction achieving its first quarter of over a half million dollars in revenue.

•	Revenues from digital certificate-based Secure Desktop Applications accounted for 37% of software revenue in the quarter. Entrust’s new Secure Messaging solution, Secure File Transfer and Secure E-forms were the applications driving acceptance of the company’s PKI-based solutions in the quarter.

•	Security Management and Infrastructure, the core administrative and tool kit components to Entrust solutions accounted for 21% of software revenue in the quarter. A key driver in this area is the new California SB 1386 privacy legislation, which requires businesses to disclose to California residents and businesses if their sensitive information is breached.

•	Entrust’s extended government business increased to 45% of software revenue in the quarter vs. 38% in the second quarter of 2003. Financial services grew to 31% of software revenue in the quarter as the company experienced continued interest from customers focused on securing digital identities and information.

•	Entrust support and maintenance revenue matched Q2 2003 levels, which continues the companies’ three-quarter trend of record support revenue.

•	Entrust’s Cygnacom unit and Entrust’s EMEA region had their best quarter of 2003 for professional services revenue. Key to the upturn in this revenue were deployments in the US Federal government and customer planning and architecture development for some key enterprise customers in Europe.

•	Entrust Certificate Services continued to gain traction in the SSL Web Server certificate market with its third consecutive quarter of revenue growth. Increasingly, customers are finding transparency, ease of administration and the quality of technical support as the critical values for Web server security.

Financial Metrics:

“We are pleased to have successfully completed our previously announced restructuring, which has resulted in a stronger underlying business model,” said David Wagner, Entrust chief financial officer. “While we finished the quarter below our revenue expectations, we were able to significantly lower our financial breakeven point. We also maintained a strong balance sheet and improved our cash outlook.”

•	Global revenues: Total revenues fell to $20.0 million in Q3, 2003, which includes $5.2 million in software, or 26% of total revenue in the quarter, and $14.9 million in services, or 74% of total revenue in the quarter. Services revenues increased six percentage points from Q2, 2003 as deployment initiatives through the Company’s professional services organization increased in the quarter. The $20.0 million in revenues compares to $22.4 million in Q2, 2003 and $24.0 million in Q3, 2002.

•	Gross margins: Gross margins at 56% were down four-percentage points from Q2, 2003 and down five-percentage points from Q3, 2002. The decrease from Q2, 2003 resulted from the lower percentage of software revenue to total revenue attained in Q3, 2003. Services gross margins in Q3, 2003 increased two percentage points from Q2, 2003 due to the increase in services revenue and cost savings measures associated with the Q2 2003 restructuring initiatives.

•	Operating expenses: Operating expenses of $20.2 million in Q3, 2003 were down from $32.6 million in Q2, 2003 and $20.4 million in Q3 2002. The $20.2 million of operating expense in Q3, 2003 includes approximately $2.2 million in restructuring charges while Q2, 2003 operating expense includes approximately $12.5 million in restructuring and impairment charges and a decrease of $2.7 million, or 13%, from Q3, 2002. The decrease from Q2, 2003 and Q3, 2002 to Q3, 2003 was due to cost savings associated with the company’s Q2, 2003 restructuring plan.

•	Earnings: The GAAP net loss of $9.0 million, or $0.14 per share, compares to $21.9 million net loss, or $0.35 per share in Q2, 2003 and $5.2 million, or $0.08 per share, in Q3, 2002. Cost savings measures implemented in the company’s Q2 2003 restructuring drove earnings improvement in the quarter.

•	Asset management: The Company closed the quarter with $110.4 million in cash and marketable investments, which was $5.4 million higher than the guidance of $105 million that the company gave for the quarter. The DSO (days sales outstanding) was 73 days, compared to 68 in Q2, 2003, and 70 in Q3, 2002.

•	Restructuring charges: The Company recorded restructuring charges of $2.2 million in Q3, 2003. The restructuring included charges for employee-related severance costs of approximately $.5 million and a charge of approximately $3.8 million related to facility restructuring charges. Restructuring charges in the quarter were net of a positive adjustment of $2.1 million as a result of the termination of a marketing agreement with Zix Corp.

Financial Outlook:

For the fourth quarter of 2003, Entrust is currently targeting a GAAP net loss per share in a range of $0.03 to $0.00 or breakeven. Revenues are expected to be in a range of $21.5 million to $24.0 million. Entrust is increasing its target fourth quarter cash and marketable investments position at December 31, 2003 to be approximately $105 million with no debt.

The Company also gave an update to the status of the demand registration from Nortel Networks pursuant to its Amended and Restated Registration Rights Agreement, dated July 29, 1998. The Company filed a registration statement on July 31, 2003 and expects to file an amendment to the registration statement very shortly. The demand registration is for the approximate 8.3 million shares of Entrust common stock that Nortel holds.

Technology and Industry Highlights:

•	The Business Software Alliance (BSA) Information Security Governance Task Force announced a management framework that the private sector can implement to address the growing need for cyber security and existing regulatory requirements. The Task Force, Co-Chaired by Entrust Chairman, President and CEO Bill Conner and Internet Security Systems, Inc. President and CEO Thomas Noonan, was created to elevate information security governance issues to senior management level within companies and organizations. The framework was presented in a white paper released during the BSA’s annual CEO Forum held in Washington, DC earlier this month, which included meetings with Administration and Congressional leaders.

•	Entrust partnered with the California State Senate Counsel and KPMG’s Information Risk Management Principal Present to provide an Executive Web Seminar on California Breach Disclosure

Law (SB1386). The Program garnered unprecedented Customer and Enterprise Requests. This law impacts any company that conducts business or has customers in California by requiring them to disclose any breaches of personal customer information.

•	Entrust offered its congratulations to its Distinction Award winning customers at GTEC WEEK 2003, the leading Canadian event that highlights and showcases innovative technologies in government operations and public service delivery. Several award winners showcased Entrust products and applications at the annual event in Ottawa, Canada. The award categories were designed to reflect the evolving public sector service delivery environment, and the increasing interdependence within and among the various levels of government.

•	Entrust was honored at the 2003 Tech Titans Awards event for excellence in the technology industry. As announced by the Metroplex Technology Business Council (MTBC), Bill Conner, chairman, president and chief executive officer of Entrust, received the 2003 Corporate CEO Award for his leadership, vision, commitment and involvement in the technology industry. The Tech Titans Awards are presented annually by the DFW Metroplex Technology Business Council to recognize community business leaders, as well as the fastest growing technology companies.

•	Entrust announced its latest Secure Web Portal Solution based on Entrust TruePass Version 7.0, the first Web security solution in the market today to deliver bi-directional, end-to-end security for online information regardless of an organization’s Web infrastructure. Traditional SSL-based Web security only protects data from the browser to the Web server, at which point the data is decrypted and sent along ‘in the clear.’ With Entrust TruePass 7.0, online information can be secured ‘round-trip’ between the user’s browser and the back-end application, ensuring accountability and privacy.

•	Entrust unveiled its latest Web access control solution, Entrust GetAccess™ 7.0, which includes a new server-based pricing model. The new Entrust solution allows enterprises and governments to extend their business activities on-line while benefiting from the built-in cost efficiencies associated with a server-based pricing model. In consultation with its customers, Entrust’s new approach is tied to the frequency of transactions performed—a more accurate reflection of the value of portal applications to any organization.

•	Entrust announced significant progress in its alliance with Research In Motion (RIM) whereby RIM is embedding Entrust technology within its commercially available S/MIME Support Package for BlackBerry®. Entrust and RIM have worked closely to provide seamless integration with Entrust’s desktop S/MIME software. As a result, RIM’s wireless S/MIME solution enables government and corporate customers to extend their secure messaging deployments to users of BlackBerry Wireless Handhelds™ and benefit from enhanced productivity and secure communications for mobile employees.

•	Entrust awarded Entrust Ready status for interoperability with Entrust Internet Security Solutions to Secude, OTG, Chrysalis-ITS among others.

Entrust will host a live teleconference and Webcast on Wednesday, October 29, at 8:00 a.m. ET, featuring Chairman and CEO Bill Conner and CFO David Wagner discussing Entrust’s Q3 results. The conference call is available by dialing 1-800-814-4859. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20031029 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:00 a.m. ET, Wednesday, October 29, through Wednesday, November 5th at 11:59 p.m. ET. The

North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21020575#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range, net loss range and net loss per share range for the third and fourth quarter of 2003, and cash and marketable investments balance. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

No part of this press release should be construed as constituting an offer of any securities for sale.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust’s solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,250 enterprises and government agencies in more than 50 countries use Entrust’s portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact: David Rockvam Investor Relations 972-713-5824 david.rockvam@entrust.com	Media Contact: Kenneth Kracmer Media Relations 972-713-5922 kenneth.kracmer@entrust.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
License	$5,159	$8,548	$20,736	$32,542
Services and maintenance	14,879	15,460	43,446	45,495

Total revenues	20,038	24,008	64,182	78,037

Cost of revenues:
Licenses	881	803	2,561	2,768
Services and maintenance	7,926	8,177	23,624	25,222
Amortization of purchased product rights	—	284	568	852

Total cost of revenues	8,807	9,264	26,753	28,842

Gross profit:	11,231	14,744	37,429	49,195

Operating expenses:
Sales and marketing	8,758	11,043	27,739	33,920
Research and development	5,953	5,827	18,182	18,336
General and administrative	3,223	3,525	10,073	10,924
Impairment of purchased product rights	—	—	1,134	—
Restructuring charges	2,233	—	13,623	(1,079)

Total operating expenses	20,167	20,395	70,751	62,101

(Loss) from operations	(8,936)	(5,651)	(33,322)	(12,906)

Other income (expense):
Interest income	377	754	1,409	2,504
Foreign exchange gain (loss)	(92)	96	(372)	(114)
Loss from equity investment	(212)	(135)	(450)	(505)
Write-down of long-term strategic investments	—	—	(2,780)	(1,238)

Total other income (expense)	73	715	(2,193)	647

(Loss) before income taxes	(8,863)	(4,936)	(35,515)	(12,259)
Provision for income taxes	91	276	411	1,071

Net (loss)	$(8,954)	$(5,212)	$(35,926)	$(13,330)

Weighted average common shares used
Basic	63,407	65,115	63,600	64,993
Diluted	63,407	65,115	63,600	64,993

Net (loss) per share
Basic	($0.14)	($0.08)	($0.56)	($0.21)
Diluted	($0.14)	($0.08)	($0.56)	($0.21)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Sept 30, 2003	Dec 31, 2002
	(unaudited)
ASSETS

Cash and marketable investments	$110,392	$131,446
Accounts receivable, net of allowance for doubtful accounts	16,315	22,323
Other current assets	4,072	4,500
Property and equipment, net	8,603	12,795
Purchased product rights, net	—	1,702
Goodwill and other purchased intangibles, net	11,186	11,186
Long-term equity investment	814	1,264
Other long-term assets, net	1,701	4,355

Total assets	$153,083	$189,571

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accruals	$15,885	$21,766
Accrued restructuring charges	38,341	33,166
Deferred revenue	18,419	16,547
Long-term liabilities	225	227

Total liabilities	72,870	71,706

Shareholders' equity	80,213	117,865

Total liabilities and shareholders' equity	$153,083	$189,571